FOR RELEASE ON OR AFTER: July 22, 2013

CONTACT:

John Perino, VP Investor Relations
608-361-7501
john.perino@regalbeloit.com

JANE WARNER JOINS REGAL BELOIT BOARD OF DIRECTORS

July 22, 2013 (Beloit, WI): Regal Beloit Corporation (NYSE:RBC) announced today that Ms. Jane Warner has joined the Company's Board of Directors as a Class “C” Director with her initial term continuing until the 2014 annual shareholders meeting. Additionally, the Company announced an increase in the size of the board from nine to ten directors.

Ms. Warner is recently retired from Illinois Tool Works as the Executive Vice President, Decorative Surfaces and Finishing Systems. Prior to joining Illinois Tool Works in 2005, Ms. Warner had progressing levels of responsibility at General Motors, Textron Inc., Electronic Data Systems and Plexus Systems. Ms. Warner holds an M.B.A. from Stanford University, and both MA and BA degrees from Michigan State University. Ms Warner currently serves on the board of directors for Tenneco Inc. (NYSE: TEN) and MeadWestvaco Corporation (NYSE: MWV).

“We are extremely pleased to have Jane join our Board. Her global experience in business and manufacturing will be a great asset to us as we continue to execute our growth strategy,” stated Mark Gliebe, Regal Beloit Corporation's Chairman and Chief Executive Officer.

Regal Beloit Corporation is a leading manufacturer of electric motors, mechanical and electrical motion controls and power generation products serving markets throughout the world. Regal is headquartered in Beloit, Wisconsin, and has manufacturing, sales and service facilities throughout the United States, Canada, Mexico, Europe and Asia. Regal's common stock is a component of the S&P Mid Cap 400 Index and the Russell 2000 Index.
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Corporate Offices
200 State Street • Beloit, WI 53511-6254
608-364-8808 • Fax: 608-364-8818
Website: www.regalbeloit.com